Exhibit 10.1

February 15, 2013

Casey Nault
2605 S. Arthur
Spokane, WA 992013

Re: Revised Offer of Employment

Dear Casey,

Pursuant to our recent discussions, we are pleased you have decided to pursue relocation to Chicago and continued employment with Coeur d’ Alene Mines Corporation. You will continue reporting to me in your position of Vice President and General Counsel.

The base salary for this exempt salaried position will be $285,000 USD per year, a 14% increase from your current base salary. This new salary will be retro-active from January 1, 2013. The retro-portion of your salary will be paid before the end of the first quarter. This new salary reflects the Company’s pay for performance philosophy and takes into consideration the Chicago labor market for similar companies in our market cap and revenue peer group.

You will be eligible for participation in the Company’s annual incentive plan (AIP) with a target level of 50% of base pay. Executives, based on performance, may receive up to 200% of the target percentage. In your position, your AIP target percentage is split; 70% company performance and 30% personal performance.

As a current participant in Coeur’s Long Term Incentive Program (LTIP), you will continue eligibility for a mixed award of restricted stock, stock options and performance share. Your percentage target is 190% of base pay.

•	50% of the award will be granted in performance share units that vest after three years.

•	25% of the award will be granted in restricted stock that vests at 1/3 of the total each year over a three year period.

•	25% of the award will be granted in stock options that vest at 1/3 of the total each year over a three year period.

•
New performance metrics have been created and approved by the Compensation Committee of the Board of Directors. At your request, we can set up a meeting to discuss these programs in more detail.

LTIP is subject to approval by the Board of Directors, it is the Company’s intention to continue recommendation of such grants annually.

Your 2013 total direct compensation package is summarized below:

Base Salary: $285,000
AIP: 50% of base salary, $142,500
LTIP: 190% of base salary, $541,500

Total proposed possible compensation at target: $969,000.

Current Total Direct Compensation Package:

Base Salary: $250,000
AIP: 50% of base salary, $125,000
LTIP: 190% of base salary, $475,000
Total current possible compensation at target: $850,000.

Difference in proposed vs. current possible compensation: $119,000.

Offer of Employment
February 15, 2013
Page Two

In addition to these total direct compensation elements you will be eligible for the following benefits under our group relocation:

1.
A one-time LTIP grant, in the form of time-vested restricted stock at 100% of your base salary ($285,000 USD). This special grant, designed as part of the group relocation, will cliff vest at 100% three years from the award date. This will be awarded subject to approval by the Board of Directors no later than October 15, 2013.

2.
A one-time “move bonus” to show our appreciation for you joining the Company in Chicago. This 20% move bonus will be based on your new base salary ($285,000) and equates to $57,000 USD gross. Bonuses will be awarded no later than October 15, 2013.

3.
A cost of living adjustment (COLA) based on your family situation and current base salary of $250,000 USD. This payment will be made upon commencement of employment in the current location. Subsequent payments will be made the first day after the second and third anniversary of your commencement date. A final COLA adjustment will be calculated and presented at your time of relocation. The estimate you have received from Brookfield Global Relocation Services may not be the final amount presented. Further information regarding the percentages and structure of payments can be found in the Group Move Policy Document (currently being prepared).

4.	A one-time miscellaneous move allowance of $10,000 USD net. This payment will be made within 14 business days of you signing this offer of employment.

5.	All inclusive benefits listed under our group move policy and not mentioned specifically in this letter.
Your enrollment in the Company’s various benefit programs, which include medical, dental and vision insurance, Coeur’s defined contribution & matched 401(k) retirement plan, group life insurance, short-term & long-term disability coverage, employee assistance program and paid holidays will continue. Summary plan descriptions and other specific information regarding these benefit plans are available upon request. Your current annual Paid Time Off (PTO) allowance is 200 hours per year.

Caesy, on behalf of the Company, we appreciate your contributions thus far to Coeur. We look forward to your continued contributions in our quest to build a leading, sustainable Company.

Please sign this letter indicating your acceptance of this employment offer and return it to Human Resources by February 19, 2013. Acceptance of this offer will initiate the relocation package as provided through Brookfield GRS.

A separate repayment agreement document will be supplied upon receipt of this offer letter.

Professional regards,

/s/ Mitchell J. Krebs
Mitchell J. Krebs
President and Chief Executive Officer

_/s/ Casey M. Nault__________
Mr. Casey Nault